CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into by and between Steven White (“Executive”), and ITEX Corporation, a Nevada corporation (“ITEX” or the “Company”), effective as of February 28, 2008 (the “Effective Date”).

RECITALS

A. ITEX believes that Executive has made and will continue to make valuable contributions to the productivity and profitability of ITEX and considers it essential to the best interests of its stockholders to foster the continued employment of Executive as a key member of ITEX’s senior executive team.

B. ITEX recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of ITEX and its stockholders.

C. ITEX has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to his assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, ITEX and the Executive hereby agree as follows:

1.  Definitions. As used herein, the following terms shall have the described meanings:

(a) “Award” means the grant of ITEX Corporation restricted stock, stock incentive or an option to purchase ITEX Corporation common stock to Executive granted under the Plan.

(b) “Award Agreement” means any written agreement between ITEX and Executive relating to an Award under the Plan.

(c)  “Base Compensation” means the base salary or wages paid the Executive as compensation for services at the annual rate of One Hundred and Fifty Thousand Dollars ($150,000) or at such higher rate as the Company may determine from time to time.

(d) “Cause” means (1) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (2) the willful engaging by the Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of Sections (1) and (2) of this definition, (A) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the act, or failure to act, was in the best interests of the Company, (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists, and (C) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(e) “Change in Control” shall mean the occurrence of any of the following events:

(i) the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;

(ii) the consummation of a consolidation or merger of ITEX or an affiliate of ITEX with another business entity, unless the individuals and entities who were the beneficial owners of the voting securities of ITEX outstanding immediately prior to such consolidation or merger own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of any of ITEX, the surviving entity or the parent of the surviving entity outstanding immediately after such consolidation or merger;

(iii) any person becomes a beneficial owner, directly or indirectly, of securities of ITEX representing 50 percent or more of the combined voting power of ITEX’s then outstanding voting securities, and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission;

(iv) the sale, transfer, lease or other disposition of all or substantially all of the assets of ITEX (an “Asset Sale”), unless:

(a)
the individuals and entities who were the beneficial owners of the voting securities of ITEX immediately prior to such Asset Sale own, directly or indirectly, 50 percent or more of the combined voting power of the voting securities of the entity that acquires such assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of ITEX’s Voting Securities immediately prior to such Asset Sale; or

(b)
the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the entity that acquired such assets in such Asset Sale or its parent; or

(v) the voluntary or involuntary closure and winding up of ITEX’s business and related affairs or the approval by stockholders of ITEX of a plan of complete liquidation or dissolution of ITEX.

(f) “Good Reason” for termination by the Executive of his employment means the occurrence (without the Executive’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (a) and (b) of the second paragraph of the definition of Termination of Employment (treating all references to “Change in Control” in paragraphs (i) through (vi) below as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), or (vi) below, such act or failure to act is an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive and prior to the effective date of the Executive’s termination for Good Reason:

(i) the assignment to the Executive of any duties or responsibilities which are diminished as compared to the Executive’s duties and responsibilities immediately prior to a Change in Control or a change in the Executive’s reporting responsibilities, titles or offices as an Employee and as in effect immediately prior to the Change in Control, including without limitation, if the Executive is required to report to any individual other than the Board, if the Executive is not the highest ranking officer of the Company’s ultimate parent entity, or the involuntary removal of Chairman from the position of Chairman of the Board;

(ii) a reduction by the Company in the Executive’s annual Base Compensation as in effect on the date hereof or as the same may be increased from time to time;

(iii) a failure of the Board to nominate Executive as a director of the Company;

(iv) the relocation of the Executive’s principal place of employment to a location outside of a 25-mile radius from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to a Change in Control;

(v)  the failure by the Company to pay to the Executive any portion of the Executive’s current compensation;

(vi)  the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the time of the Change in Control; or

(vii) any purported termination of the Executive’s employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 6.1.

The Executive shall have the right to terminate his employment for Good Reason even if he becomes incapacitated due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be conclusive and binding upon all parties unless the Company establishes to the Compensation Committee by clear and convincing evidence that Good Reason does not exist.

(g) “Highest Base Compensation” means the Executive’s annualized Base Compensation in effect immediately prior to (a) a Change in Control, (b) the first event or circumstance constituting Good Reason, or (c) the Executive’s Termination of Employment, whichever is greatest.

(h)  “Incumbent Director” means:

(i) a member of the Board on the Effective Date; or

(ii) an individual —

(1)	who becomes a member of the Board after the Effective Date;

(2)
whose appointment or election by the Board or nomination for election by ITEX’s stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

(3) whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.

(i) “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company or any of its affiliates, (b) an underwriter temporarily holding securities pursuant to an offering of those securities or (c) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(j) “Plan” means the ITEX Corporation 2004 Equity Incentive Plan.

(k) “Termination of Employment” means the termination of the Executive’s employment relationship with the Company (a) by the Company without Cause after a Change in Control occurs, or (b) by the Executive for Good Reason after a Change in Control occurs.

For purposes of this definition, the Executive’s employment shall be deemed to have been terminated after a Change in Control, if (a) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; (b) the Executive terminates his employment for Good Reason prior to a Change in Control (whether nor not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; or (c) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Compensation Committee by clear and convincing evidence that such position is not correct.

“Termination of Employment” does not include (a) a termination of employment due to the Executive’s death or disability, or (b) a termination of employment by the Executive without Good Reason.

2.  Term of Agreement.

2.1 The “Term” of this Agreement shall commence on the Effective Date and end on (a) the last day of the three-year period beginning on the Effective Date if no Change in Control shall have occurred during that three-year period (such last day being the “Expiration Date”); or (b) if a Change in Control shall have occurred during (i) the three-year period beginning on the Effective Date or (ii) any period for which the Term of this Agreement shall have been automatically extended pursuant Section 2.2, the last day of the two-year period beginning on the date on which the Change in Control occurred.

2.2 After the expiration of the time period described in subsection (a) of Section 2.1, and in the absence of a Change in Control (as described in subsection (b) of Section 2.1) the “Term” of this Agreement shall be automatically extended for successive two-year periods beginning on the day immediately following the Expiration Date (the beginning date of each successive two-year period being a “Renewal Date”), unless, not later than 12 months prior to the Expiration Date or applicable Renewal Date, the Company shall give notice to Executive that the Term of this Agreement will not be extended.

3.  Compensation and Benefits Following Change of Control. If there is a Change of Control during the Term of this Agreement, the Company shall provide the Executive the benefits described below.

3.1 Equity Based Compensation. Upon the occurrence of a Change in Control, all shares of restricted ITEX stock, any options and all other equity incentives and any awards the value of which is determined by reference to or based upon the value of ITEX stock, held by the Executive under any plan of the Company shall become immediately vested, exercisable and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied. Notwithstanding the foregoing, with the prior written consent of the Executive, if and to the extent any Award is, in connection with the Change in Control, either continued in effect, assumed by the successor corporation (or parent thereof) or replaced with a comparable award relating to shares of the capital stock of the successor corporation (or its parent corporation), the then unvested option(s) and/or restricted stock subject to such Award shall continue to vest pursuant to the terms of the applicable Award Agreement.

3.2 Change of Control Payment. Should Executive be employed by ITEX on the date of any Change in Control, then ITEX shall pay to Executive in a lump sum on the date of the Change in Control or as soon thereafter as is reasonably practical, an amount equal to 100% of Executive’s Highest Base Compensation.  The payment contemplated in this Section 3.2 shall be reduced by any tax or other withholdings required by law or elected by Executive. The benefits and payments provided in this Section 3 shall be in addition to and not in lieu of the benefits and payments described in Section 4.

4.  Compensation and Benefits Following Termination of Employment. If the Executive incurs a Termination of Employment during the Term of this Agreement, subject to the limitations of Section 5 of this Agreement, the Company shall provide the Executive the benefits described below.

4.1 Equity Based Compensation. Upon the occurrence of a Termination of Employment, to the extent any Award was continued, assumed or replaced in the Change in Control and was not otherwise accelerated at that time, all shares of restricted ITEX stock, any options and all other equity or phantom equity incentives and any awards the value of which is determined by reference to or based upon the value of ITEX stock, held by the Executive under any plan of the Company shall become immediately vested, exercisable and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied.

4.2  Severance Payment Based Upon Base Compensation. The Company will pay the Executive a cash severance benefit equal to two times the Executive’s Highest Base Compensation. The Executive’s severance payment under this paragraph will be paid at the option of the Company either (1) in a single sum cash payment within thirty (30) days after the Executive’s Employment Termination Date or, (2) over a period of twenty-four (24) months (“Severance Period”) from the effective date of termination, such severance to be paid in substantially equal increments at normal semi-monthly payroll intervals, or at such intervals and amounts as the parties may otherwise agree.

4.3 Health Insurance Benefits. If ITEX elects to pay the severance payment over the Severance Period as provided by Section 4.2, then for two years following the Executive’s Employment Termination Date (the “Severance Period”), the Company shall arrange to provide the Executive and his dependents health insurance benefits (including medical, dental, vision and orthodontia benefits), in each case, substantially similar to those provided to the Executive and his dependents immediately prior to the Employment Termination Date or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. During the Severance Period will pay under COBRA the Company portion of the medical benefits that the Executive was receiving prior to termination. If ITEX adjusts or changes any or all of the health insurance benefits generally for its employees in the State of Washington, then ITEX may make a comparable adjustment in the benefits otherwise receivable by the Executive pursuant to this Section 4.3. Benefits otherwise receivable by the Executive pursuant to this Section 4.3 shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the Continuation Period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive). If the severance payment provided by Section 4.2 is paid as a single sum cash payment within thirty (30) days after the Executive’s Employment Termination Date, no health insurance benefits shall be payable to Executive under this Section 4.3.

4.4 Life Insurance Benefit. The Executive may, at his option, convert his $2 million life insurance coverage, currently with the Company named as sole beneficiary, to an individual policy. If converted, the policy’s premium will be responsibility of Executive.

5.  Limitation on Benefits.

5.1 If any payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement, or any other plan or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, being hereinafter referred to as the “Total Payments”) will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the amount payable pursuant to Section 3 or 4 of this Agreement, as applicable, shall be reduced by such amount and to such extent necessary to make such payments and benefits not subject to the Excise Tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes the Executive would pay if such payments and benefits were not reduced.

6.  Termination Procedures and Compensation During Dispute.

6.1 Notice of Termination. After a Change in Control and during the Term of this Agreement, any purported termination of the Executive’s employment by the Company shall be communicated by the Company by a written Notice of Termination to the Executive in accordance with Section 10.6. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (1) or (2) of the definition of Cause herein, and specifying the particulars thereof in detail. No purported termination of the Executive’s employment by the Company after a Change in Control and during the Term of this Agreement shall be effective unless the Company complies with the procedures set forth in this Section.

6.2 Employment Termination Date. “Employment Termination Date,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated for disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

6.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Employment Termination Date (as determined without regard to this Section), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be extended until the earlier of (i) the date on which the Term of this Agreement ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Employment Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

6.4 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the Term of this Agreement and the Employment Termination Date is extended in accordance with Section 6.3, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given or those plans in which the Executive was participating immediately prior to the first occurrence of an event or circumstance giving rise to the Notice of Termination, if more favorable to the Executive, until the Employment Termination Date, as determined in accordance with Section 6.3. Amounts paid under this Section are in addition to all other amounts due under this Agreement (other than those due under Section 3) and shall not be offset against or reduce any other amounts due under this Agreement.

7.  Release Agreement. Executive acknowledges and agrees that the Company’s payment of the severance compensation pursuant to Sections 3 and 4 of this Agreement shall be deemed to constitute a full settlement and discharge of any and all obligations of the Company to Executive arising out of this Agreement, Executive’s employment with the Company or the termination of Executive’s employment with the Company, except for any vested rights Executive may have under any insurance, stock option or equity compensation plan or any other employee benefit plans sponsored by the Company.  Executive further acknowledges and agrees that as a condition to receiving any of the severance compensation pursuant to Section 3 or 4 of this Agreement, Executive will execute and deliver to the Company a release agreement in form and substance reasonably satisfactory to the Company pursuant to which Executive will release and waive any and all claims against the Company (and its officers, directors, shareholders, employees and representatives) arising out of this Agreement, Executive’s employment with the Company, and the termination of Executive’s employment with the Company (as applicable under the relevant Section above), including without limitation claims under all federal, state and local laws; provided, however, that such Release Agreement shall not affect or relinquish (a) any vested rights Executive may have under any insurance, stock option or equity compensation plan, or other employee benefit plan sponsored by the Company, (b) any claims for reimbursement of business expenses incurred prior to the employment termination date, or (c) any rights to severance compensation under Section 3 or 4 of this Agreement.

8.  Non-Competition and Non-Solicitation. As further consideration for the Company’s payment of the severance compensation pursuant to Sections 3 and 4 of this Agreement, Executive agrees for a period of 12 months following termination of the Executive’s employment by the Company pursuant to this Agreement that Executive will not, directly or indirectly, on his own behalf or on the behalf of others, in any geographic area or market where ITEX is conducting, or has, during the previous twelve months conducted, any business:

(a)
Engage in any business competitive with the business conducted by ITEX at the time of Executive’s termination or set forth in any then-existing business plan that Executive has approved and with respect to which significant steps toward implementation have been taken at the time of Executive’s termination;

(b)
Render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by ITEX at the time of Executive’s termination or set forth in any then-existing business plan that Executive has approved and with respect to which significant steps toward implementation have been taken at the time of Executive’s termination; or

(c)
Solicit, influence, or induce, or attempt to solicit, influence, or induce, any employee of ITEX to terminate his or her employment with ITEX, or recruit, hire or assist in the recruitment or hiring of any such employee by any person, association, or entity not affiliated with ITEX.

Executive understands that these restrictions may limit Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but Executive also acknowledges and agrees that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

8. Legal and Accounting Fees. The Company shall pay, on a fully grossed up, after tax basis, all legal and accounting fees and expenses incurred by the Executive (i) for purposes of determining under Section 5.1 whether any of the Total Payments will be subject to the Excise Tax, the amount of such Excise Tax, and whether a reduction under Section 5.1 would result in a higher after-tax payment to the Executive (including, the opinion of tax counsel reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor), (ii) in disputing any issue relating to the Executive’s termination of employment, (iii) in seeking in good faith to obtain or enforce any benefit or right provided under this Agreement, or (iv) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit under this Agreement. Such payments shall be made within ten (10) business days after delivery of the Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require.

9.  Withholding. The Company may withhold from any benefits paid under this Agreement all income, employment, and other taxes required to be withheld under applicable law.

10.  Death of the Executive. If the Executive dies after his Employment Termination Date but before the Executive receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Executive’s surviving spouse, or if the Executive does not have a surviving spouse, to the Executive’s estate.

11.  Amendment. This Agreement may not be amended except pursuant to a written instrument that is authorized by the Compensation Committee and agreed to in writing and signed by the Executive.

12.  Miscellaneous.

12.1 Agreement Not an Employment Contract. ITEX employment of Executive is on an “at will” basis and nothing in this Agreement shall be interpreted or construed as a promise or contract of employment for a particular term or period. ITEX may terminate Executive’s employment at any time with or without cause and without notice. Executive may terminate his employment at any time with Good Reason or without Good Reason.

12.2 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing signed by the waiving party, nor shall any waiver or failure to enforce any right in one instance constitute or be deemed a continuing waiver of that right or of any other right under this Agreement in any other instance.

12.3 Assignment Prohibited. Executive may not assign any of his rights nor delegate any of his duties hereunder. ITEX may assign this Agreement and delegate its duties hereunder in connection with any merger, consolidation or sale of assets, or to any of its affiliates at any time owned by, or under common ownership with, ITEX. The rights and obligations of the parties shall bind and inure to the benefit of their respective, successors, permitted assigns, heirs and personal representatives.

12.4 Choice of Law and Jurisdiction. ITEX and Executive intend this Agreement to be governed by and enforced to the greatest extent permitted by the laws of the State of Washington without regard to its conflict of law principles to the contrary. The parties agree to submit to the personal jurisdiction of the state and federal courts sitting in King County, Washington, and agree that any action, suit or proceeding in connection with this Agreement or concerning any aspect of Executive’s employment shall be brought in such courts to the exclusion of all other forums.

12.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable to any extent, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

12.6 No Mitigation. The Company agrees that if the Executive’s employment with the Company terminates during the Term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in this Agreement (other than Section 4.3) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

12.7 Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in this Agreement are in addition to and not in lieu of amounts and benefits that are earned by the Executive prior to his Termination of Employment. The Company shall pay the Executive any compensation earned through the Employment Termination Date but not previously paid the Executive. Further the Executive shall be entitled to any other amounts or benefits due the Executive in accordance with any contract, plan, program or policy of the Company or any of its affiliates. Amounts that the Executive is entitled to receive under any plan, program, contract or policy of the Company or any of its affiliates at or subsequent to the Executive’s Termination of Employment shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.

12.8 Notices. All notices required or permitted hereunder shall be given in writing and delivered in person, transmitted by facsimile, delivered via overnight courier or sent by registered or certified mail, postage prepaid and return receipt requested, to the parties at their respective addresses and facsimile numbers, or to such other address/number as a party may subsequently specify in writing. Notice shall be deemed effective upon the earlier of actual receipt, which if by facsimile shall be deemed conclusively determined by electronic confirmation of delivery, the next day following deposit with a national commercial delivery service if sent by overnight courier, or the third business day after the date on which said notice was sent by any other method described above.

12.9 Complete Agreement. This Agreement comprises the entire agreement between the parties. It may be changed only by further written agreement, signed by the parties specified in Section 9 above. It supersedes and merges within it all prior agreements or understandings between the parties, whether written or oral. In interpreting or construing this Agreement, the fact that one or the other of the parties may have drafted this Agreement or any provision shall not be given any weight or relevance.

12.10 Attorney’s Fees and Costs. The prevailing party in any claim, suit or proceeding brought to interpret or enforce the terms of this Agreement shall be entitled to an award of its attorneys fees and costs incurred in every stage of such claim, suit or proceeding, including appeal.

Signed by the parties as of the date first written above.

ITEX CORPORATION	EXECUTIVE

By:	Steven White
Eric Best, Director
Chairman of Compensation Committee

By:
John Wade, Director